SOURCE: Nobilis Health Corp.

May 14, 2015 19:00 ET

Nobilis Health Corp. Reports Record Quarterly Revenue and EBITDA

HOUSTON, TX--(Marketwired - May 14, 2015) - Nobilis Health Corp. (NYSE MKT: HLTH) (TSX: NHC) today announced its financial results for the three months ended March 31, 2015.

Nobilis achieved revenues of $37.1 million and adjusted EBITDA of $3.5 million for the quarter. This compares to $12.1 million in revenue and no EBITDA for the same period 2014.

"We are pleased to exceed our first quarter revenue and adjusted EBITDA targets, and are confident that we are on track to meet or exceed our 2015 revenue and EBITDA goals," said Chris Lloyd, Nobilis' CEO. "In 2013 and 2014 Nobilis obtained 14-15% of its annual revenues in the first quarter due to the seasonality of the healthcare business. Our positive adjusted EBITDA resulted from executing our business plan and maintaining strong, innovative direct-to-patient, physician-centric services. Nobilis' organic growth coupled with the continued expansion of ancillary services and additions to our in-network capacity will allow us to continue delivering excellent results throughout 2015," said Mr. Lloyd.

"Our employees have driven us to achieve all of our strategic goals for the first quarter, including listing on the NYSE, achieving significant organic growth, closing on select distressed asset purchases, launching of an ancillary services division, expanding of in-network service options, and recapitalization to support the aforementioned growth and M&A," said Harry Fleming, the Company's Chairman, "In just the first four months of 2015 Nobilis has closed on a $25.0 million line of credit from GE Capital, Healthcare Finance, completed a $30.0 million equity raise, acquired Hospitals in Houston and in Dallas expanding our in-network capacity, launched our ancillary services division, and listed on the New York Stock Exchange. The Company is excited about all that its accomplished and looks forward to assessing the numerous M&A opportunities now available to the Company."

The company expects to reevaluate guidance and post a 2016 pro forma in the early fall timeframe after 2Q15 results are announced.

All dollar amounts are in United States currency unless otherwise stated; percentage calculations are based on the numbers in the financial statements and may not correspond to rounded figures presented in this release.

Detailed information relating to the three months ended March 31, 2015 is available in Management's Discussion and Analysis (MD&A) and Interim Consolidated Financial Statements, which are available on the company's web site at: www.nobilishealth.com and at www.sedar.com or www.edgar.com. This information is not intended to provide a comprehensive comparison of financial results.

Three Months Results

Total revenues for the three months ended March 31, 2015 totaled $37.1 million, an increase of $25.0 million or 206.6%, compared to $12.1 million from the prior corresponding period. Total cases for the three months ended March 31, 2015 were 3,516, representing an increase of 2,017 cases or 134.6% from the 1,499 cases in the prior corresponding period. Revenue per case increased as a product of the procedure mix moving towards surgeries with higher reimbursements. The increase in total revenues resulted in Nobilis achieving adjusted EBITDA of $3.5 million, for the three months ended March 31, 2015 compared with breakeven from the prior corresponding period.

Cash flows provided by operating activities in the three months ended March 31, 2015 were $3.7 million, which represented a $1.5 million increase compared to the prior corresponding period, which provided $2.2 million in cash flows from operating activities.

At March 31, 2015, Nobilis had consolidated net working capital of $40.8 million, including cash of $11.6 million. This compares with $23.8 million and $7.6 million, respectively, at year-end 2014.

About Nobilis Health Corp.

Nobilis owns and manages ambulatory and acute care facilities to deliver healthcare services. Our focus is improving access to care and patient outcomes by providing minimally invasive procedures that can be performed in low-cost, outpatient settings. We utilize innovative direct-to-patient marketing and proprietary technologies to drive patient engagement and education, resulting in added surgical volume and outsized returns to investors. Nobilis owns and manages surgical facilities in Dallas, Houston, and Scottsdale and has contractual partnerships with facilities in Arizona, Oregon, Michigan, Minnesota, Tennessee and New Jersey.

Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation, and acquisition expenses. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows

generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net income attributable to Nobilis Health Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to adjusted EBITDA as defined.

Forward-looking statements

This news release may contain forward-looking statements (within the meaning of applicable securities laws) and financial outlooks relating to the business of Nobilis Health Corp. (the "Company") and the environment in which it operates. Forward-looking statements are identified by words such as "believe", "anticipate", "expect", "intend", "plan", "will", "may" and other similar expressions and may discuss future expectations, contain projections of future results of operations or of financial condition, or state other forward-looking information. These statements are based on the Company's expectations, estimates, forecasts and projections and while the Company considers these to be reasonable based on information currently available, they may prove to be incorrect. They are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. These risks and uncertainties are discussed in the Company's regulatory filings available on the Company's web site at www.NobilisHealth.com, www.Sedar.com and in the risk factors described in the Company's Form 10-K for the fiscal year ended December 31, 2014, filed on April 2, 2015. There can be no assurance that forward-looking statements will prove to be accurate as actual outcomes and results may differ materially from those expressed in these forward-looking statements. Readers, therefore, should not place undue reliance on any such forward-looking statements. Further, a forward-looking statement speaks only as of the date on which such statement is made. Other than as required by law, the Company undertakes no obligation to publicly update any such statement or to reflect new information or the occurrence of future events or circumstances.

CONTACT INFORMATION

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For more information, contact:
Nicholas DeVito
SVP Corporate Affairs
Tel: (908) 234-2767